Exhibit 99.1
Allion Healthcare, Inc. 1660 Walt Whitman Road, Suite 105 Melville, NY 11747 Tel: (631) 547-6520

Allion Healthcare Reports Partial Third Quarter Results
Net Sales Rise to $58.3 Million
Announces Intention to Restate 2005 Financial Statements for a Non-cash Charge Related to Warrant Transaction

MELVILLE, N.Y., November 7, 2006 - Allion Healthcare, Inc. (NASDAQ: ALLI), a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients, today announced partial financial results for the three months ended September 30, 2006 and its intention to restate full year 2005 financials and interim financial periods.

During the last quarter, the Company received a comment letter from the SEC’s Division of Corporation Finance (“Staff”) relating to a routine review of Allion’s Form 10-K/A for the 2005 fiscal year and Form 10-Q for the quarter ended March 31, 2006. The comment letter is unrelated to the informal inquiry by the SEC’s Enforcement Division previously disclosed. In the course of responding to the Staff’s comments, the Company reviewed the accounting treatment for certain warrants considered derivatives under Emerging Issue Task Force No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Specifically, in February 2005, the Company issued warrants for 351,438 shares of common stock in connection with its acquisition of Specialty Pharmacies, Inc., half of which were redeemed as required under the terms of the warrants upon the IPO in June 2005 and the other half of which became non-redeemable as a result of the IPO. As a result of this review, the Company expects to restate its financial statements for its six months ended June 30, 2005, nine months ended September 30, 2005 and its fiscal year ended December 31, 2005 to include a non-cash charge of approximately $1.5 million to other income (expense). Additionally, the recognition of this charge will cause a reclassification in subsequent periods within Shareholders’ Equity between Additional Paid in Capital and the Accumulated Deficit. The Company is currently reviewing the implication of this transaction on its tax provision, and this may have an effect on subsequent periods.

Although the Company appropriately classified these warrants as liabilities when issued as required by EITF 00-19, the warrants that became non-redeemable as a result of the IPO became reclassified as equity at that time and should have been revalued at fair value prior to that reclassification with any increase in value charged to other income (expense). The increase in value was approximately $1.5 million due to the IPO. This restatement is a non-cash expense for the periods indicated and a one-time charge that does not affect the Company’s operating income. The Company and its audit committee have discussed the restatement with the Company’s independent registered public accounting firm, BDO Seidman, LLP. All of the terms and conditions of these warrants have been previously disclosed in the Company’s filings. The Company is working with the SEC to resolve the remaining comments from the Staff. The Company is also in the process of preparing amended periodic reports to reflect the matters described above.

The Company has announced its partial financial results for the third quarter 2006, and is providing guidance for fourth quarter of 2006. The Company will work diligently to finalize its financial statements. The partial results report income from continuing operations before taxes because the Company is still working to resolve the impact of the matters described above on its provision for taxes. The Company is working to have the tax impact resolved as soon as possible.

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ALLI Reports Third Quarter Results
Page
November 2, 2006

Third Quarter 2006 Highlights:

✓	Net sales increased 72.0% to $58.3 million from the third quarter of 2005;

✓	Operating income nearly doubled from the third quarter of 2005 to $1.3 million;

✓	Over $23 million of cash and short-term investments as of September 30, 2006 with less than $1 million of debt; and

✓	Completed the acquisition of St. Jude Pharmacy & Surgical Supply Corp in July 2006.

Third Quarter 2006 Partial Financial Results
Net sales were $58.3 million for the third quarter of 2006, up 72.0% from $33.9 million for the third quarter of 2005. Gross profit increased 44.0% to $8.4 million, or 14.4% of net sales, from $5.8 million, or 17.1% of net sales, for the third quarter last year. Excluding retroactive premium reimbursement from prior periods of $71,000 and $798,000 for the third quarter of 2006 and 2005, gross margin was 14.3% and 15.2%, respectively. Depreciation and amortization was $1.1 million for the third quarter. Income from continuing operations before taxes was $1.5 million for the third quarter of 2006 compared with $916,000 for the third quarter of 2005.

“Allion’s financial performance for the third quarter demonstrated profitable growth compared with the third quarter last year,” commented Michael Moran, Chairman, President and Chief Executive Officer of Allion Healthcare. “Our revenue growth reflects an increase in prescriptions filled from the same period last year. This revenue growth comes from both the six acquisitions we completed since August 2005, including the St. Jude transaction in July 2006 and growth in the base business.

“We are pleased with the increased operating efficiencies evident in the improvement in SG&A expense to 12.1% of net sales from 15.2% for the third quarter of 2005. We are continuing our efforts to improve margins in all areas of our business.

“During the third quarter, Allion added 46 Oris patients to which earn-out payments apply under the agreement with the previous owners of Oris. Since the purchase of Oris, Allion has added 316 Oris patients subject to the earn-out. We continue to believe in the long-term positive contribution Oris can make to our business. In the third quarter, we hired six additional Oris technicians to work with physicians and their patients.”

Guidance
The Company today provided financial guidance for the fourth quarter of 2006. This guidance assumes a 40% tax rate and does not include any future acquisitions or the addition of new Oris/LabTracker patients. It also excludes non-recurring expenses such as any additional cost relating to the pending informal SEC inquiry previously announced.

Three Months Ending
Dec. 31, 2006
(Guidance)
Net sales (millions)	$58.5 - 60.5
Earnings per diluted share	$0.04-0.06

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ALLI Reports Third Quarter Results

November 7, 2006

Operating Data

The following table sets forth the net sales and operating data for each of Allion’s distribution regions for the three months ended September 30, 2006 and 2005:

	Three Months Ended September 30,
	2006			2005
Distribution Region	Net Sales	Prescriptions	Patient Months	Net Sales	Prescriptions	Patient Months
California (1)(2)(3)	$37,943,846	162,147	33,485	$21,620,159	99,616	20,714
New York (4)(5)	18,843,123	71,633	10,940	10,979,492	39,762	5,657
Florida	574,174	2,861	409	459,463	2,756	333
Seattle	987,937	5,076	910	867,478	4,890	850
Total	$58,349,080	241,717	45,744	$33,926,592	147,024	27,554

(1)
California operations for the three months ended September 30, 2006 include three months contribution from PMW, Priority, H&H and Whittier. For the three months ended September 30, 2005, California operations include one and one half months of contribution from PMW.

(2)	California operations for the three months ended September 30, 2005 include $683,353 of retroactive premium reimbursement related to prior periods in 2005 and 2004.

(3)
For the three month period ended June 30, 2006, Allion reported patient months for California operations of 34,938. Allion identified an error in the reporting system used by Whittier and the corrected number of patient months for the California operations for the three month period ended June 30, 2006 is 32,307. This correction does not affect Allion’s previously reported financial results for the three months ended June 30, 2006. Whittier was subsequently converted to Allion’s pharmacy platform during September 2006.

(4)	New York operations for the three months ended September 30, 2006 include three months contribution from Maiman and two and one half months contribution from St. Jude.

(5)
New York operations for the three months ended September 30, 2006 include $70,613 of retroactive premium reimbursement related to prior periods in 2006 and 2005. For the three months ended September 30, 2005, New York operations include $114,152 of retroactive premium reimbursement related to prior periods in 2005 and 2004.

Summary
Mr. Moran concluded, “The substantial expansion of our operations in the past year has significantly strengthened our ability to pursue the long-term growth opportunity inherent in improving the health of the HIV/AIDS population and reducing their treatment costs. Through the end of 2006 and into 2007, we will remain highly focused on the organic growth opportunities from clinics using our Oris software, even as we continue to consolidate the gains achieved through our multiple acquisitions. Having achieved a critical mass of operations with a sound financial position and growing cash flow from operations, we remain confident of Allion’s long-term prospects for profitable growth and increased stockholder value.”

Conference Call Information
A conference will be held at 5:00 p.m. EDT; 2:00 p.m. PST on November 7, 2006. To join the call, please dial (913) 312-1296 from the U.S. or abroad. The conference call will also be webcast on Allion Healthcare’s website at www.allionhealthcare.com. To join the webcast, please go to Allion Healthcare’s web site at least 15 minutes prior to the start of the conference call to register, download, and install any necessary audio software. An audio replay of the conference call will be available from 8:00 p.m. EDT on Tuesday, November 7, 2006 through November 14, 2006 by dialing (719) 457-0820 from the U.S. or abroad and entering confirmation code 8342081. The audio webcast will also be available on the Company's website for 30 days.

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ALLI Reports Third Quarter Results

November 7, 2006

About Allion Healthcare, Inc.
Allion Healthcare, Inc. is a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients. Allion Healthcare sells HIV/AIDS medications, ancillary drugs and nutritional supplies under the trade name MOMS Pharmacy. Allion offers nationwide pharmacy care from its pharmacies in California, New York, Washington, and Florida. Allion Healthcare works closely with physicians, nurses, clinics, AIDS Service Organizations, and with government and private payors, to improve clinical outcomes and reduce treatment costs for patients.

Safe Harbor Statement
Certain statements included in this press release, which are not historical facts, are forward-looking statements such as statements about our future margins, growth, addition of Oris/LabTracker patients, guidance regarding our possible future financial performance, the timely filing of our third quarter 2006 Form 10-Q, the approximate effect of the restatements on our previously issued financial statements, the resolution of SEC comments and the filing of amended periodic reports to reflect the restatement. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain risks and uncertainties, including those described in our public filings with the United States Securities and Exchange Commission; also including, but not limited to, competitive pressures and our ability to compete successfully, changes in reimbursement for patients who are “dual-eligible” and other changes in customer mix, changes in third party reimbursement rates, our qualification for preferred reimbursement rates in California and New York, changes in government regulations or the interpretation of these regulations, our ability to manage growth successfully, our ability to gain synergies and other benefits, including favorable contributions to our operations and financial condition, from anticipated and completed acquisition transactions, difficulties relative to integrating acquired businesses including those associated with the accounting and tax treatment of acquisitions and our ability to maintain effective disclosure controls and procedures and internal control over financial reporting following acquisitions, decisions by LabTracker or Oris subscribers not to use our services, asserted and unasserted claims, the outcome of the SEC’s review process, higher than expected charges after completing the restatement process, and delays in filing our third quarter 2006 Form 10-Q and amended periodic reports for the affected periods due to our efforts to complete the restatement and respond to SEC comments, any or all of which could cause actual results to differ from those in the forward-looking statements. The forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

Contact:
Allion Healthcare, Inc.	Corporate Communications Inc.
Jim Spencer, Chief Financial Officer	Scott Brittain
(631) 870-5126	(615) 254-3376
scott.brittain@cci-ir.com

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ALLI Reports Third Quarter Results

November 7, 2006

ALLION HEALTHCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
	September 30,
	2006	2005
Net sales	$58,349,080	$33,926,592
Cost of goods sold	49,971,384	28,108,735
Gross profit	8,377,696	5,817,857
Operating expenses:
Selling, general and administrative expenses	7,085,838	5,160,666
Operating income	1,291,858	657,191
Interest income	168,560	259,154
Other income	—	—
Income from continuing operations before taxes	1,460,418	916,345

Basic weighted average of common shares outstanding	16,203,666	12,635,160
Diluted weighted average of common shares outstanding	17,023,879	14,921,283

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